As filed with the Securities and Exchange Commission on April 18, 1997
                                               Registration No.  333-20103
                        AMENDMENT NO. 1
                               to
                            FORM S-3
               SECURITIES AND EXCHANGE COMMISSION
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ELECTROSOURCE, INC.
       (Exact name of issuer as specified in its charter)

       Delaware                 3690               742466304
   (State or other        (Primary Standard      (IRS Employer
     jurisdiction            Industrial         Identification
 of incorporation or     Classification Code         No.)
    organization)              Number)

                                   Michael G. Semmens, President
                                        Electrosource, Inc.
     2809 Interstate 35 South        2809 Interstate 35 South
     San Marcos, Texas  78666        San Marcos, Texas  78666
          (512) 753-6500                  (512) 753-6500
(Address, including zip code, and  (Name, address, including zip
   telephone number, including      code, and telephone number,
    area code, of registrant's     including area code, of agent
   principal executive office)             for service)

                            Copy to:
                         Bret Van Earp
                        Attorney at Law
                100 Congress Avenue, Suite 1800
                     Austin, Texas   78701


      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. This box is checked.

      The Registrant may amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                      Page 1 of 28 Pages.
              An Exhibit Index appears on Page 17
                       ELECTROSOURCE, INC.


                      CROSS REFERENCE SHEET


Information Required by Form S-3               Caption in Prospectus

Item 1.   Forepart of the Registration         Outside Front Cover
          Statement and Outside Front Cover    Page of Prospectus
          Page of Prospectus

Item 2.   Inside Front and Outside Back Cover  Inside Front and
          Pages of Prospectus                  Outside Back Cover
                                               Pages of Prospectus

Item 3.   Summary Information, Risk Factors    Summary of Prospectus;
          and Ratio of                         Risk Factors
          Earnings to Fixed Charges

Item 4.   Use of Proceeds                      Not Applicable

Item 5.   Determination of Offering Price      Not Applicable

Item 6.   Dilution                             Dilution

Item 7.   Selling Security Holders             Selling Security
                                               Holders

Item 8.   Plan of Distribution                 The Offering

Item 9.   Description of Securities to be      Not Applicable
          Registered
Item 10.  Interests of Named Experts and       Not Applicable
          Counsel
Item 11.  Material Changes                     Recent Developments

Item 12.  Incorporation of Certain             Inside Front Cover
          Information by Reference             Page of Prospectus

Item 13.  Disclosure of Commission Position    Indemnification of
          on Indemnification for Securities    Officers and Directors
          Act Liabilities



          SUBJECT TO COMPLETION, DATED APRIL 18, 1997

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS


                       ELECTROSOURCE, INC.

         127,500 Shares of Common Stock, $1.00 par value

      The shares offered hereby are outstanding shares of the Common Stock, $1.00 par value per share ("Common Stock"), of Electrosource, Inc., a Delaware corporation (the "Company"), which are being sold by the Selling Shareholders named herein. The Company will not receive any part of the proceeds from the sale of such shares.

     The Company has agreed to bear all costs of the preparation, filing and prosecution of the registration statement of which this Prospectus is a part. Such expenses are estimated to be approximately $6,650 for the offering.

     The Company has been advised that the sale of the shares may be made from time to time by or for the account of the Selling Shareholders in the over-the-counter market through broker-dealers. These sales will be made at market prices prevailing at the time of sale. The broker-dealers may act as agents of the Selling Shareholders or may purchase any of the shares as principal and thereafter may sell such shares from time to time in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices. Neither the security to be offered nor the selling method to be used may be varied.

      Broker-dealers used by the Selling Shareholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. In addition, the Selling Shareholders may be deemed to be an underwriter within the meaning of the Securities Act of 1933 with respect to the Common Stock offered hereby.

      The Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "ELSI." On April 14, 1997, the closing price for a share of Common Stock as reported on NASDAQ was $5.875 per share.


   SEE  "RISK  FACTORS," ON PAGE 5 OF THIS PROSPECTUS,  FOR  A
   DISCUSSION  OF CERTAIN IMPORTANT FACTORS INVOLVED  IN  THIS
   OFFERING.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Prospectus is April 18, 1997.


                      AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at certain of its Regional Offices located at: 7 World Trade Center, New York, New York 10007; and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such information can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates.

      The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at the principal office of the Commission, Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and copies of the Registration Statement can be obtained from the Commission at prescribed rates by writing to the Commission at such address. The Commission maintains a Web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding the Company.


        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, which are on file with the Commission, are hereby specifically incorporated by reference into this prospectus:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (2)   All  other reports filed by the Company pursuant  to
       Section  13(a) or Section 15(d) of the Exchange Act  since
       December 31, 1996, including the following:
       (i)  Form 8-K Current Report dated March 10, 1997;
       (ii) Form  8-KA1 Current Report dated April  2,  1997; and
       (iii)Form 8-K Current Report dated April 3, 1997.

     (3) The description of the Company's Common Stock set forth under the captions "Description of Electrosource, Inc. Common Stock" and "Purposes and Effects of Certain Provisions of the Electrosource, Inc. Certificate and the Electrosource, Inc. Bylaws" in the Information Statement filed as Exhibit 28.1 to the Company's Registration Statement on Form 10 filed October 19, 1987 (as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988), which description of the Company's Common Stock was incorporated by reference into the Registration Statement on Form 10 in response to Item 11, "Description of Registrant's Securities to be Registered."

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to December 31, 1996, and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to the
information  that  is  incorporated  by  reference  unless   such
exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Electrosource, Inc., Corporate Secretary, 2809 Interstate 35 South, San Marcos, Texas 78666, telephone (512) 753-6500.
                      SUMMARY OF PROSPECTUS

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this prospectus and in the documents incorporated by reference herein.

                           The Company

      Electrosource, Inc. (the "Company") is engaged in the development and commercial application of technologies related to lead-acid, rechargeable storage batteries and ancillary products. The Company's principal activity is the development, manufacture and sale of a new lead-acid battery concept called Horizonr. See "The Company," below.

      The principal executive offices of the Company are located at 2809 Interstate 35 South, San Marcos, Texas 78666 and its telephone number is (512) 753-6500.


                       Recent Developments

     The Company received a loan of $4,000,000 from a Fortune 500 company (the "Investor") in March 1997. The loan is convertible into common stock, and the Company has granted options to the
Investor to purchase additional shares of common stock. The Company and the Investor are discussing other possible business arrangements. See "Recent Developments" below.

      The Company completed a private placement of common stock and warrants (in total representing 725,780 shares of the Company's common stock) with its executive officers and certain other accredited investors to raise approximately $680,000 for general corporate purposes. See "Recent Developments" below.

      The Company has filed suit in Travis County, Texas for a declaratory judgment with respect to demands and claims from an Indian entity. See "Recent Developments" below.


                          The Offering

      The shares offered hereby are 127,500 outstanding shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"), which are being sold by Ally Capital Corporation, a domestic leasing corporation organized under Massachusetts law
("Ally") as the agent for Environmental Allies, N.V. and Environmental Allies International, N.V., each a trust organized under the laws of the Netherlands Antilles (the "Selling Shareholders"). The Company will not receive any part of the proceeds from the sale of such shares. See "The Offering" below.


                          RISK FACTORS

      An investment in the Common Stock offered hereby involves a high degree of risk. The following factors should be considered in evaluating an investment in the Company.

      History of Losses and Going Concern Qualification. The company has a significant accumulated deficit of $45,887,851 as of December 31, 1996 and a history of losses since inception in 1987. Additionally, the independent accountants' report on the Company's financial statements for 1996 includes a going concern qualification. The Company's ability to successfully commercialize its technology and generate sufficient cash flow to fund operations is uncertain. Historically the Company has been unable to generate enough cash from orders and development work to fund all operations and may not be able to do so in the future.

      Consumer Concentration. A significant portion of the Company's total revenue (81% and 43% in 1996 and 1995, respectively) was generated from Chrysler Corporation ("Chrysler"). Loss of this customer could have an adverse impact on operations.

       Financial Constraints. In the absence of additional financing and without the generation of significant revenue from operations or offsetting cost reductions, the Company's cash will be substantially depleted in the first quarter of 1998. There can be no assurance that significant revenues or additional financing can be obtained on terms satisfactory to the Company, if at all. The full depletion of the Company's cash could lead to the Company's ceasing all operations and activities and, ultimately, to its dissolution and liquidation.

     Contingencies Related to Business Plan and Commercialization of Product. In June 1994 the Company made the decision to become the North American manufacturer of the Horizonr battery, while continuing its previous plans with respect to licensing of third party manufacturers overseas. The shift from research and development to manufacturing has required, and will continue to require, significant additional outlays for capital equipment as well as greatly increased managerial and production staffing, which will in turn require significant amounts of new capital. There can be no assurance that the Company will be able to raise this capital on terms satisfactory to the Company, or at all. Development of the Horizonr Battery and manufacturing processes continue, and there can be no assurance that the battery will be successfully commercialized.

      Possible Loss of Trading Liquidity. The Company's Common Stock is traded on the Over-the-Counter Market and is reported on NASDAQ. In order to maintain listing by NASDAQ, the Company must maintain $1 million of stockholders' equity. The Company is currently in compliance with this requirement. If the minimum required balance is not maintained, the NASDAQ may choose to delist the Common Stock of the Company from trading which would restrict the liquidity of the Common Stock. Ordinarily, before delisting, NASDAQ would provide the Company notice and an opportunity to present and carry out a plan for compliance. In the event that the Common Stock were no longer traded on the NASDAQ market, and its share price fell below $5.00 per share, brokers and dealers effecting trades in the Common Stock would become subject to Securities and Exchange Commission rules covering trading in Openny stocks.O These rules generally require that such broker-dealers make specified disclosures to customers including information on available bid and asked prices for the stock in question and compensation to the broker-dealer and his associates with respect to the proposed trade, and provide periodic reports as to the market value of a customerOs position in penny stocks. The rules also impose heightened Oknow your customerO requirements that require broker-dealers to obtain information, including personal financial information, from customers sufficient to allow the broker-dealer to make a determination that investment in penny stocks is suitable for the customer and that the customer is capable of assessing the risks of such an investment. Broker-dealers may be less willing to effect trades in any security subject to these rules due to the additional disclosure, record-keeping and other requirements imposed by the rules. In addition, some potential investors in penny stocks may be reluctant to provide the required personal financial information to broker-dealers, which may reduce the number of potential investors. These factors could further reduce trading liquidity in the Common Stock.

      Termination of Technology License.  The Company  holds  the
rights   to   develop  and  use  certain  coextrusion  technology
necessary to the manufacture of its principal products under an exclusive license from Blanyer-Mathews Associates, Inc. ("Blanyer-
Mathews").   This license is subject to termination  by  Blanyer-
Mathews   in   the  event  that  the  Company  enters  bankruptcy
proceedings or defaults in its obligation to pay royalties. Loss of the rights to the coextrusion technology would have a severe adverse impact upon the Company's continued viability.

     Loss of Trade Secret Protection. The Company has elected to protect certain aspects of its technology under state trade secret laws, rather than under federal patent laws. Trade secret protection requires that the Company preserve the confidentiality of the technology subject to trade secret status. In the event that such confidentiality cannot be maintained, or if third parties can successfully "reverse engineer" the affected technology, trade secret status may be lost. Loss of trade secret protection would allow third parties to utilize the technology without obtaining a license from the Company.

      Competition. The lead-acid battery industry is highly competitive and includes a number of firms, many with greater financial, technological, manufacturing, marketing and other resources and longer operating histories than the Company. There is no assurance that the Company will be able to compete successfully in this highly competitive environment due to the Company's limited financial resources and lack of established products.

      Dependence on Key Personnel. Management of the Company is composed primarily of Michael Semmens, President, Chief Executive Officer and Chairman of the Board, William Griffin, Executive Vice President, Chris Morris, Vice President-Technical Operations, James M. Rosel, Vice President-Finance, General Counsel and Chief Financial Officer, and Mary Beth Koenig, Treasurer and Chief Accounting Officer. The loss of any of these executive officers could have a material adverse effect on the Company. The Company does not have employment contracts with Ms. Koenig or with Messrs. Rosel and Morris, and the employment contracts between Mr. Semmens and the Company and Mr. Griffin and the Company do not impose any material penalty in the event of resignation.

      Dilution. The market price of $5.875 per share of Common Stock as of April 14, 1997, was substantially greater than the Company's actual net tangible book value of $0.26 per outstanding share of Common Stock at December 31, 1996. Purchasers of Common Stock at the recent market price will suffer an immediate dilution of $5.615 per share, measured by the difference between the market price and the Company's net tangible book value per share. See "Dilution."

      Certain Antitakeover Effects. Certain provisions contained in the Delaware General Corporation Law and in the Company's Restated Certificate of Incorporation and bylaws may make it difficult for any third party to effect or attempt an acquisition of the Company without the approval of the Company's Board of Directors. The Restated Certificate of Incorporation also divides the Company's Board of Directors into three classes serving staggered terms. This provision may hinder or delay any attempt to gain control of the Company by replacing the Board of Directors. Such potential antitakeover effects may depress the market value of the Common Stock. In addition, certain provisions of the Company's Restated Certificate of Incorporation and bylaws require the affirmative vote of 90% of the Company's outstanding Common Stock.

      Absence of Dividends. The Company may, under Delaware corporation law, declare and pay dividends upon its Common Stock either (1) out of the excess, if any, of total shareholders' equity over the aggregate par value of its Common Stock issued and outstanding or (2) from net income for the current and the immediately preceding fiscal year. The Company has reported net losses in each of the two most recent fiscal years and the par value of the Company's Common Stock is in excess of total shareholders' equity at December 31, 1996. The Company has paid no dividends on its Common Stock to date and does not anticipate, currently or in the foreseeable future, paying dividends on the Common Stock. Future cash dividends, if any, will be determined by the Board of Directors in light of the Company's earnings, financial condition, and capital requirements.


                           THE COMPANY

      Electrosource, Inc. (the "Company") is engaged in the development and commercial application of technologies related to lead-acid, rechargeable storage batteries and ancillary products. The Company's principal activity is the development, manufacture and sale of a new lead-acid battery concept called Horizonr. The Horizonr battery utilizes plate grids made from a patented coextruded wire. The plates are oriented in a horizontal plane rather than the vertical plane, as is the practice in conventional batteries. Current activities are concentrated upon development of Horizonr concept batteries for use in electric vehicle and non-electric vehicle applications. The Company is also developing new processes for the energy-active material for use in both Horizonr and conventional batteries.

      The continued development of the Horizonr battery, as well as the continued viability of the Company as a going concern, are contingent upon the Company's ability to increase sales, increase contractual activity or raise additional capital. There can be no assurance that such sales, contracts or financing can be obtained. The offering described in this prospectus will not result in any proceeds to the Company. See "Risk Factors."
      The principal executive offices of the Company are located at 2809 Interstate 35 South, San Marcos, Texas 78666, and its telephone number is (512) 753-6500.


                       RECENT DEVELOPMENTS

      In March 1997, the Company entered into a loan agreement with a Fortune 500 manufacturing company (the "Investor"). The agreement provides for a $4,000,000, five year loan bearing interest at 5%. The loan is convertible into Common Stock at the option of the Investor at a conversion price of $5.50 per share. A $500,000 loan to the Company previously provided by the Investor was canceled and refinanced as part of the $4,000,000 loan. The Company granted the Investor an option to purchase up to 275,000 shares of Common Stock at $7.00 per share and an option to purchase up to 225,000 shares of Common Stock at $9.00 per share. These options are exercisable until March 1999. The Company is also discussing other potential business arrangements with the Investor.

      The Company completed a private placement of Common Stock with certain of its executive officers and other accredited investors in January 1997 which raised $680,508 for general corporate purposes. The offering was conducted in two parts. The terms for the first part, in which the executive officers participated, were $6.56 per share of Common Stock purchased (80,897 shares) and one warrant at an exercise price of $7.56 per share for each dollar invested (530,883 warrants) for proceeds of $530,883 to the Company. The terms of the second part were $5.25 per share of Common Stock purchased (28,500 shares), with three warrants per share (85,500 warrants), for proceeds of $149,625. One-half of the warrants are exercisable at a price of $5.25 per share and one-half at $6.25 per share. All warrants have a two year term from date of issue.

      In 1994, the Company signed a "Know-How License Agreement" (the "Agreement") with Horizon Battery Technologies, Ltd. ("HBTL"), of Bombay, India, calling for the completion of several detailed subordinate agreements with the ultimate purpose to license the manufacture and sale of batteries in India. The effectiveness of the Agreement was conditioned upon the subsequent execution of these related agreements, none of which were executed. The Company believes, therefore, the Agreement never became effective and has no force or effect. Separately in 1995, HBTL agreed to pay the Company $250,000 for a Preliminary Design Review ("PDR") for a potential manufacturing facility in India which was required to complete one of the subordinate agreements. The Company received $100,000 from HBTL and completed the PDR in 1995. The remaining $150,000 was never paid by HBTL, in spite of repeated demands by the Company.

      In September 1996, the Company received a demand from HBTL to arbitrate damage claims for alleged breach of the Agreement between the Company and HBTL. HBTL claims damages of approximately $5.1 million for its expenses and lost profits related to the project. The Company disputes the claim for damages and has filed a petition in Travis County, Texas, seeking, among other things, a declaratory judgment that HBTL has no right to arbitration or monetary relief. HBTL is contesting jurisdiction and is seeking removal of the proceedings to the
U.S. Federal Courts. No liability has been recorded in the financial statements at December 31, 1996 for this uncertainty as management is unable to express an opinion with respect to the likelihood of an unfavorable outcome of this matter or to estimate the amount or range of potential loss should the outcome be unfavorable. Resolution of this matter by the courts in favor of HBTL could have a material adverse effect on the financial position of the Company.


                          THE OFFERING

       The shares to be offered pursuant to this prospectus are outstanding shares of the Company's Common Stock issued to Ally Capital Corporation ("Ally") as agent for Environmental Allies N.V. ("EANV") and Environmental Allies International N.V. ("EAINV"), and together with EANV, the "Selling Shareholders") to satisfy obligations of the Company under an equipment lease agreement (the "Lease Agreement").

      The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders. Such sales must be made in the over-the-counter market through broker-dealers at the then prevailing market price. Neither the security to be offered nor the selling method may be varied.

      There is no underwriting or coordinating broker acting in connection with this offering. The Selling Shareholders and Ally, their agent in effecting sales hereunder, may be deemed "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereunder. The Company and the Selling Shareholders have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

      In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

      The  Company  has  agreed to bear all costs  of  preparing, filing  and  processing the registration statement of which  this
prospectus  is  a  part.   Such  expenses  are  estimated  to  be
approximately $6,650 for the offering.


                      SELLING SHAREHOLDERS

      The shares of Common Stock covered by this Prospectus are being offered by Ally as agent for the Selling Shareholders.

      Ally entered into the Lease Agreement with the Company in April 1995. The Lease Agreement provided for the sale and leaseback by the Company of certain equipment valued for purposes of the Lease Agreement at $1,658,050. The terms of the Lease Agreement called for thirty-six (36) monthly payments of $55,063.85 each plus a final payment of $165,805.03 (10% of the original lease amount) to exercise an option to purchase the equipment at the end of the lease. The Lease Agreement is secured by the leased equipment and, in addition, the Company pledged cash deposits totaling $663,220 to secure its obligations under the Lease Agreement. In connection with the Lease Agreement, the Company granted an option (the "Option") to Ally to purchase 8,290 shares of Common Stock at a price of $40.00 per share; this Option expires in April 2000. Ally has "piggyback" registration rights and demand registration  rights  on  a Form S-3 for  shares  underlying  the
Options.   Ally assigned the Lease Agreement and the  Option  to
EANV (37.0811%) and EAINV (62.9189%) in April 1995.

      In December 1996, the Company and Ally, acting as agent for the Selling Shareholders, entered into an agreement whereby the Company would issue shares of its Common Stock to Ally in an amount sufficient, when sold, to generate proceeds for the repayment of the Company's obligations under the Lease Agreement, which totaled $1,142,467 at the time of the agreement, including exercise of the option to purchase the equipment at the end of the Lease Agreement. The Company issued 160,000 shares of Common Stock to the Selling Shareholders under this agreement; the Selling Shareholders subsequently surrendered 32,500 shares to the Company in consideration of additional regular monthly payments totaling $220,255.40 made by the Company under the Lease Agreement. The Selling Shareholders currently own 127,500 shares of Common Stock in the Company, of which 47,278 shares are owned by EANV and 80,222 shares are owned by EAINV. Such shares represent approximately 1% and 2%, respectively, of the Company's outstanding shares.

      If the proceeds of the sale of the shares offered hereunder do not equal the outstanding balance owed by the Company under the Lease Agreement, including the option to purchase the equipment, the Company will, at the option of the Company, on a one time basis issue additional shares or pay cash to the Selling Shareholders to make up the deficiency. Following the offering, and assuming the sale of all shares offered hereby, neither Ally nor the Selling Shareholders will own shares of Common Stock; however, EANV and EAINV will retain options to purchase 3,074 and 5,216 shares of Common Stock, respectively.

      The Company agreed to register the shares of Common Stock issuable upon prepayment of the Lease Agreement upon the Selling Shareholders request and to keep such registration effective for a period of 120 days after being declared effective. The shares offered hereby are being registered pursuant to such a request.


                         USE OF PROCEEDS

     The Company will realize no proceeds from the offering.  The
Company will bear all costs of preparing, filing and processing the registration statement of which this prospectus is a part.


                            DILUTION

      At December 31, 1996, the Company had a net tangible book value of $0.26 per share of Common Stock outstanding. "Net tangible book value per share" represents the amount of total tangible assets of the Company, reduced by the amount of total liabilities of the Company, divided by the number of shares of Common Stock outstanding. Purchasers of Common Stock for cash at the assumed offering price of $5.875 per share (based on the market price of a share of Common Stock as quoted by NASDAQ on April 14, 1997) will therefore incur an immediate dilution of $5.615 per share from the assumed offering price measured by the difference between the assumed offering price and the Company's net tangible book value per share.


            INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions will not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to unlawful payments of dividends or unlawful stock purchases or redemptions for which the director is liable under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

      The Company's Bylaws provide that, to the extent permitted by law, the Company will indemnify each of its directors, and authorize the purchase of insurance with respect thereto. The Bylaws also provide that the Company may indemnify its officers, employees or agents who are made or threatened to be made defendants or respondents to any threatened, pending or completed action, suit or proceeding due to such person's service to the Company or to certain other entities at the request of the Company, so long as such person acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law.

      In addition to indemnification provided pursuant to the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into a Director Indemnification Agreement with each director of the Company providing for, among other things, (i) indemnification by the Company of each director to the full extent authorized or permitted by Delaware statutes;
(ii) maintenance by the Company of director and officer insurance coverage for the benefit of each director of up to $2,000,000, subject to availability at premiums not substantially disproportionate to the amount of coverage; (iii) indemnification by the Company of each director in connection with settlements under certain circumstances; (iv) procedures relating to independent review of determinations regarding director indemnification (including special provisions in case of a change in control of the Company); and (v) the advancement of expenses to directors in connection with matters for which the director is entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                          LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon  for  the  Company by Bret Van Earp, Attorney  at  Law,  100
Congress Avenue, Suite 1800, Austin, Texas  78701.


                             EXPERTS

      The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.





     No dealer, salesman or other
person  has  been  authorized  to
give  any information or to  make
any  representation not contained
in  this prospectus in connection
with  the offer contained herein,           ELECTROSOURCE, INC.
and,   if  given  or  made,  such
information   or   representation
must not be relied upon as having
been  authorized by the  Company.
This    prospectus    does    not
constitute an offer to sell, or a
solicitation of an offer to  buy,
any     securities     in     any
jurisdiction  to  any  person  to
whom it is not lawful to make any
such  offer  or  solicitation  in
such  jurisdiction.  Neither  the
delivery  of this prospectus  nor
any  sale  made hereunder  shall,
under  any circumstances,  create            127,500 Shares of
an  implication  that  there  has
been no change in the affairs  of              Common Stock
the Company since the date hereof
or that the information herein is
correct as of any time subsequent
to its date
   ___________________________

        TABLE OF CONTENTS

                            Page

AVAILABLE INFORMATION          4
INCORPORATION OF CERTAIN                         April 18, 1997
  INFORMATION BY REFERENCE     4
SUMMARY OF PROSPECTUS          5
RISK FACTORS                   5
THE COMPANY                    7
RECENT DEVELOPMENTS            8
THE OFFERING                   8
SELLING SHAREHOLDERS           9
USE OF PROCEEDS               10
DILUTION                      10
INDEMNIFICATION OF OFFICERS
   AND DIRECTORS              10
LEGAL MATTERS                 11
EXPERTS                       11




                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

      The following sets forth the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

     SEC Registration Fee                             $  500.00
     Printing Costs                                        0.00
     Legal Fees and Expenses                           3,000.00
     Accounting Fees and Expenses                      3,150.00
     Blue Sky Fees and Expenses                            0.00
          Total                                       $6,650.00


Item 15.  Indemnification of Directors and Officers.

      See "Indemnification of Officers and Directors" in the Prospectus, which is hereby incorporated by reference.


Item 16.  Exhibits.

       The following exhibits are filed with or incorporated by reference into this registration statement:

4.1 Restated Certificate of Incorporation of Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference).

4.2   Amendment  to  Restated  Certificate  of  Incorporation  of
      Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc. Quarterly Report on Form 10-Q filed August 14, 1995 and incorporated herein by reference).

4.3   Amendment  to  Restated  Certificate  of  Incorporation  of
      Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Quarterly Report n Form 10-Q filed August 14, 1996 and incorporated hereby by reference).

4.4 Bylaws of Electrosource, Inc. (filed as Exhibit 3.2 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference).

4.5 Amendment to Bylaws of Electrosource, Inc. pursuant to a Certificate of Secretary dated May 25, 1990 (filed as
      Exhibit 3.3 to Electrosource, Inc., Annual Report on Form 10-K for the period ended December 31, 1991, and incorporated herein by reference).

4.6   Amendment  to  Bylaws  of  Electrosource,  Inc.  (filed  as
      Exhibit  3.3 to Electrosource, Inc., Annual Report on  Form
      10-K   for   the  period  ended  December  31,  1993,   and
      incorporated herein by reference).

4.7   Amendment  to  Bylaws  of  Electrosource,  Inc.  (filed  as
      Exhibit  3.6 to Electrosource, Inc., Annual Report on  Form
      10-K   for   the  period  ended  December  31,  1994,   and
      incorporated herein by reference).

4.8 Amendment to Bylaws of Electrosource, Inc. as approved by the Board of Directors on November 13, 1996 (filed as
      Exhibit 3.10 to Electrosource, Inc., Annual Report on Form 10-K for the period ended December 31, 1996, and incorporated herein by reference).

4.9   Letter  of Agreement between Electrosource, Inc., and  Ally
      Capital Corporation     dated December 18, 1996.

4.10 Amendment dated January 20, 1997 to Letter Agreement between Electrosource, Inc., and Ally Capital Corporation dated December 18, 1996.

4.11  Amendment dated April 10, 1997 to Letter Agreement  between
      Electrosource,  Inc.,  and Ally Capital  Corporation  dated
      December 18, 1996.

5.1   Opinion of Bret Van Earp.

24.1  Consent of Ernst & Young LLP.

24.2  Consent of Bret Van Earp.

25.   Power of Attorney.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

       (a)    To file, during any period in which offers or sales
       are   being  made,  a  post-effective  amendment  to  this
       registration statement:

       (i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (to the extent that the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement);

       (ii)To reflect in the prospectus any facts or events ari sing after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, reflect a fundamental change in the information set forth in the registration statement (to the extent that the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement); and

       (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b)That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bon fide offering thereof.

     With respect to the undertaking required by paragraph (h) of
Item 512 of Regulation S-K, see "Indemnification of Officers  and
Directors" in the Prospectus, which is incorporated herein by reference.


                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of Texas, on April 17, 1997.

                                   ELECTROSOURCE, INC.




                                   By:         /s/
                                        Michael G. Semmens,
                                        President


                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                   Title                    Date


   /s/                   President, Chief Executive    April 15, 1997
Michael G. Semmens       Officer and Chairman of the Board
                         (Principal Executive Officer)


   /s/                   Director                      April 15, 1997
Richard Balzhiser


   /s/                   Director                      April 15, 1997
William R. Graham


   /s/                   Director                      April 15, 1997
Norman Hackerman


   /s/                   Director                      April 15, 1997
John D. Malone


   /s/                   Director                      April 15, 1997
Charles L. Mathews


   /s/                   Director                      April 15, 1997
Nathan Morton


                         Director                      April ___, 1997
Richard S. Williamson


   /s/                   Director                      April 15, 1997
Thomas S. Wilson


   /s/                   Vice President Finance        April 15, 1997
James M. Rosel           and General Counsel
                         (Chief Financial Officer)

   /s/                   Treasurer and Controller      April 15, 1997
Mary Beth Koenig         (Principal Accounting Officer)


                          EXHIBIT INDEX
                                                       Sequentially
Exhibit Number                                         Numbered Page

4.1  Restated   Certificate   of   Incorporation   of
     Electrosource,  Inc. (filed as  Exhibit  3.1  to
     Electrosource, Inc., Registration  Statement  on
     Form  10  filed October 19, 1987, as amended  by
     Form  8  Amendments filed January  8,  1988  and
     January  13,  1988 (hereinafter referred  to  as
     "Form   10")   and   incorporated   herein    by
     reference).                                            --

4.2  Amendment    to    Restated    Certificate    of
     Incorporation of Electrosource, Inc.  (filed  as
     Exhibit  3.1  to  Electrosource, Inc.  Quarterly
     Report  on Form 10-Q filed August 14,  1995  and
     incorporated herein by reference).                     --

4.3  Amendment    to    Restated    Certificate    of
     Incorporation of Electrosource, Inc.  (filed  as
     Exhibit  3.1  to Electrosource, Inc.,  Quarterly
     Report  n  Form 10-Q filed August 14,  1996  and
     incorporated hereby by reference).                     --

4.4  Bylaws  of Electrosource, Inc. (filed as Exhibit
     3.2   to   Electrosource,   Inc.,   Registration
     Statement on Form 10 filed October 19, 1987,  as
     amended  by  Form 8 Amendments filed January  8,
     1988  and January 13, 1988 (hereinafter referred
     to  as  "Form  10") and incorporated  herein  by
     reference).                                            --

4.5  Amendment  to  Bylaws  of  Electrosource,   Inc.
     pursuant to a Certificate of Secretary dated May
     25, 1990 (filed as Exhibit 3.3 to Electrosource,
     Inc.,  Annual Report on Form 10-K for the period
     ended December 31, 1991, and incorporated herein
     by reference).                                         --

4.6  Amendment  to  Bylaws  of  Electrosource,   Inc.
     (filed  as  Exhibit 3.3 to Electrosource,  Inc.,
     Annual Report on Form 10-K for the period  ended
     December  31, 1993, and incorporated  herein  by
     reference).                                            --

4.7  Amendment  to  Bylaws  of  Electrosource,   Inc.
     (filed  as  Exhibit 3.6 to Electrosource,  Inc.,
     Annual Report on Form 10-K for the period  ended
     December  31, 1994, and incorporated  herein  by
     reference).                                            --

4.8  Amendment  to Bylaws of Electrosource,  Inc.  as
     approved  by the Board of Directors on  November
     13,    1996   (filed   as   Exhibit   3.10    to
     Electrosource, Inc., Annual Report on Form  10-K
     for  the  period ended December  31,  1996,  and
     incorporated herein by reference).                     --

4.9  Letter of Agreement between Electrosource, Inc.,
     and  Ally Capital Corporation dated December 18,
     1996.                                                  18

4.10 Amendment  dated January 20, 1997, to Letter  of
     Agreement between Electrosource, Inc., and  Ally
     Capital Corporation dated December 18, 1996.           26

4.11 Amendment   dated  April  10,  1997  to   Letter
     Agreement between Electrosource Inc.,  and  Ally
     Capital Corporation dated December 18, 1996.           27

5.1  Opinion of Bret Van Earp                               *

24.1 Consent of Ernst & Young LLP.                          28

24.2 Consent  of  Bret Van Earp (included in  opinion
     filed as Exhibit 5.1)                                  --

25.  Power of Attorney.                                     *

*Previously filed.